Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:

Public Relations: Cheryl Isen, Principal, Isen and Company
(425) 222-0779 or Cheryl@IsenandCo.com

Investor Relations: Rick Lutz, LC Group
(404) 261-1196 or LCGroup@mindspring.com

IMPART MEDIA GROUP CLOSES $4.5 MILLION EQUITY FINANCING

SEATTLE, WA. March 3, 2006 -- IMPART Media Group, Inc. (OTCBB: IMMG), an innovator in the content, creation and management of out-of-home digital advertising and information networks, today announced that it has received gross proceeds of $4,500,000 from the sale of its Series A Convertible Preferred Stock and related warrants. IMPART Media Group (IMPART) sold the securities to institutional investors. H.C. Wainwright & Co., Inc. of New York acted as its placement agent in connection with the transaction. IMPART will file a Current Report on Form 8-K with the SEC that sets forth the material terms and conditions of the transaction. The proceeds of this financing will be used to fund acquisitions and for working capital as the company continues its aggressive expansion in the out-of-home media sector.

Joe F. Martinez, IMPART Media Group, Inc., chairman of the board and chief financial officer stated, “Today's announcement of this successful financing will enable IMPART to continue to build on the company’s recent momentum. We feel that an equity component from a group of respected institutional investors along with our existing debt facility provided by Laurus Master Fund will improve the financial strength of IMPART, bringing us a significant step closer to realizing our goal of becoming the leader in the rapidly expanding out-of-home digital advertising media market.”

Under the terms of the financing, IMPART issued an aggregate of 2.9 million shares of Preferred Stock at a purchase price of $1.55 per share, and Warrants to purchase 2.9 million shares of Series A common stock. The Warrants will expire in 2009 and are exercisable at a per share price of $2.25. The Company shall file a Registration Statement to register the resale of the common stock underlying the Series A Preferred Stock and warrants.

About IMPART Media Group, Inc.
IMPART Media Group, Inc., (OTC Bulletin Board: IMMG), headquartered in Seattle, Washington, is a rapidly expanding digital signage leader in the emerging out-of-home media sector. The company is growing through a consolidation strategy that includes acquiring the industries best and brightest talent and most advanced solutions to create a broad, integrated one-stop communications media company focused on digital signage and networked advertising offerings for leading brands in industries such as retail, grocery, banking, restaurants, hospitality, government and public spaces, among others. The company’s digital media solutions enable the simultaneous delivery of video content to a variety of remote audiences in real time, allowing for immediate customization of messages through a centralized network operations center. More information please visit: www.impartmedia.com.

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IMPART MEDIA GROUP CLOSES $4.5 MILLION EQUITY FINANCING (2)

This release includes projections of future results and "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although the respective management of IMPART Media Group, Inc. believes that the expectations reflected in these forward-looking statements are reasonable, they can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.

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